EXHIBIT 4.10

                              Amended and Restated

                     OMI CORPORATION EXECUTIVE SAVINGS PLAN



                                    ARTICLE I

                                     Purpose


          1.1 Purpose. The purpose of the OMI Corporation Executive Savings Plan is to enable eligible employees of the Company to enhance their retirement security by permitting them to elect to defer receipt of a portion of their compensation to a later date or event.

          1.2 Effective Date. The Plan was originally effective as of January 1, 1997, and was subsequently amended effective January 1, 1998 and June 17, 1998. This amendment and restatement of the Plan shall be effective as of September 14, 2001.

                                   ARTICLE II

                                   Definitions


          When used herein the following terms shall have the following meanings:

          2.1 "Board" shall mean the Board of Directors of OMI Corporation.

          2.2 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          2.3 "Committee" shall mean the Administrative Committee of OMI Corporation, as appointed by the Board to administer the Plan.

          2.4 "Company" shall mean OMI Corporation, a Marshall Islands corporation, along with any of its subsidiaries and affiliates designated by the Committee. For all periods of time prior to June 17, 1998, the Company also includes OMI Corp., a Delaware corporation.

          2.5 "Company Stock" shall mean the $.50 par value common stock of the Company.

          2.6 "Compensation" shall mean a Participant's annual base salary any cash bonuses paid by the Company but shall not include imputed income, salary gross-ups, non-cash compensation and severance pay.
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          2.7 "Deferral Year" shall mean each Plan Year as to which an election is made to defer Compensation in accordance with the provisions of Section 3.3 of the Plan.

          2.8 "Disability" shall mean the inability of an Executive to perform the duties of his position with the Company due to a physical or mental ailment, as determined by the Committee in its sole discretion, such physical or mental ailment to result in the Executive's termination of employment or retirement.

          2.9 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          2.10 "Executive" shall mean any highly compensated officer or other member of the senior management group of the Company.

          2.11 "Participant" shall mean any Executive who becomes a participant in the Plan as provided in Section 3.2 of the Plan.

          2.12 "Payment Event" shall mean Termination of Service, death, or Disability, in accordance with Section 5.2 of the Plan.

          2.13 "Plan" shall mean this OMI Corporation Executive Savings Plan, as amended from time to time.

          2.14 "Plan Year" shall mean calendar year.

          2.15 "Savings Plan" shall mean the OMI Corporation Savings Plan, as it may be amended from time to time.

          2.16 "Termination of Service" shall mean termination of employment with the Company and all of its affiliates including any form of retirement other than by reason of Disability or death.

          2.17 "Trust" shall have the meaning given such term in Section 4.2 hereof.

          2.18 "Valuation Date" shall mean the date upon which Participants' account balances are determined in accordance with Section 4.1(c); (a) for all periods prior to June 1, 1999, such valuation date shall be the last business day of each March, June, September and December of each Plan Year; (b) effective June 1, 1999, such valuation date shall mean each day

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when Participants' account balances under the Plan are valued by Morgan Stanley
Dean Witter (or an affiliate thereof); and (c) effective September 14, 2001, such valuation date shall mean each day when Participants' account balances under the Plan are valued by The Chicago Trust Company (or an affiliate thereof), or any other date as the Committee in its discretion may determine from time to time.

                                   ARTICLE III

                          Eligibility and Participation


          3.1 Eligibility. Participation in the Plan shall be limited to those Executives who (i) are eligible to participate in the Savings Plan, and (ii) have received written notification from either (1) the Company or the Board or
(2) from a person designated by the Company, that such Executives are eligible to participate in the Plan.

          3.2 Participation. (a) The Executive eligible to participate in the Plan under Section 3.1 may become a Participant for any calendar year by executing an irrevocable deferral election (on a written form prescribed by the Committee) with respect to such Executive's Compensation for such calendar year. Except as provided in Section 3.2(b), such election must be executed and delivered to the Committee on or before the last day of December of the preceding Plan Year.

          (b) With respect to an Executive who first becomes eligible to participate in the Plan under Section 3.1 after the beginning of a Plan Year, such Executive may participate in the Plan for the remainder of such Plan Year by executing an irrevocable deferral election (on a written form prescribed by the Committee) with respect to such Executive's Compensation earned on or after the date the deferral election is made, within 30 days of the date such Executive receives notice from the Committee that the Executive is eligible to participate under the Plan.

          3.3 Deferral Election and Matching Contribution. (a) As a condition of deferral of Compensation under the Plan for any Plan Year, an Executive must agree to defer at least 1% of Compensation for such Plan Year under the Plan. A Participant may not defer more than 10% of his or her Compensation otherwise payable during the 1997 Deferral Year under the Plan;

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however, notwithstanding any other provision of the Plan to the contrary, effective January 1, 1998, there shall be no maximum amount or percentage of Compensation for each Plan Year that an Executive may defer under the Plan. The amount of Compensation deferred must be in increments of 1%. The Executive may make a deferral election with respect to base salary, bonus payments, either or both. The Committee may from time to time provide another manner of specifying the amount of Compensation to be deferred, including, but not limited to, a specific dollar amount or a fixed percentage of Compensation. In addition to any amounts deferred by the Executive hereunder, the Company shall, unless the Board elects otherwise, credit the Executive's account, as described in Section 4.1(a), with matching contributions equal to (A) the amount equal to 100% of the first 6% of the Executive's Compensation for each Plan Year to the extent that such Compensation is deferred under the Plan, plus (B) the amount, if any, by which the Executive's Employer Contributions under the Savings Plan, as defined therein, for such Plan Year are reduced by reason of the application of the limitations imposed by Section 401(a)(17) of the Code. Notwithstanding the foregoing, (i) for each Plan Year the maximum amount of matching contributions described in clause (A) of the immediately preceding sentence that may be credited to the Executive's account under the Plan shall not exceed 6% of such Executive's Compensation less the dollar limitation of Section 402(g) of the Code for such Plan Year, and (ii) the Executive may not defer a portion of his or her Compensation under the Plan until such Executive has deferred, pursuant to the terms of the Savings Plan, the maximum amount permitted by (1) the Savings Plan and (2) Section 402(g) of the Code. OMI Corporation shall be reimbursed by any affiliate or subsidiary that employs such Executive for any amount credited to the Executive's account.

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          (b) An election made under the Plan with respect to Compensation shall relate only to Compensation for the succeeding Plan Year, or to Compensation for the remainder of the Plan Year if Section 3.2(b) applies, and a separate election must be made in order to defer Compensation during any subsequent Plan Year. In the event of a failure to make a timely election to defer as to Compensation for any Plan Year, no portion of the Participant's Compensation for such Plan Year may be deferred under the Plan.

          (c) Each Participant's deferral election under Sections 3.2 and 3.3 shall (in accordance with Sections 5.2 and 5.3) also designate:

          (1) a method of payment of deferrals, matching contributions and other credits to the Participant's Plan account, as described in Section 5.3;

          (2) the investment fund or funds or other investments, including, without limitation, shares of Company Stock, in which the deferrals and the matching contributions shall be deemed to be invested; and

          (3) the beneficiary to receive any payments, in accordance with
     Section 8.3 hereof, if the Participant dies before receiving all amounts to which the Participant is entitled under the Plan.

Notwithstanding the foregoing provisions of this Article III, the Committee may permit a Participant to change the investment fund or other investments in which his or her Plan account is deemed invested by filing written notice thereof with the Committee, subject to such limitations as the Committee may prescribe.

          3.4 Authority of the Committee. The Committee shall determine, subject to the provisions of the Plan: (i) the Executives who shall be eligible to participate in the Plan from time to time, (ii) the Executives who shall participate in the Plan from time to time, and (iii) when an Executive shall cease to be eligible to participate in the Plan.

                                   ARTICLE IV

                              Participant's Account


          4.1 Accounts. (a) The Company shall establish written bookkeeping accounts to record (i) matching contributions and earnings, if any, (ii) deferrals of Compensation and earnings, if any, and (iii) all increases and decreases thereon under the Plan.

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          (b) During the Deferral Year, the Company shall credit each
Participant's account for that Deferral Year with the percentage amount of Compensation deferred under Sections 3.2(a) and 3.3 by each Participant, as of the end of each month or payroll cycle, as determined by the Committee, which shall be equal to the total annual deferral elected by each Participant with respect to base salary, plus any matching contributions based thereon under
Section 3.3, divided by the total number of months or payroll cycles, as applicable, within such Deferral Year. The amount of Compensation deferred under Sections 3.2(b) and 3.3 by each Participant shall be credited to such Participant's account by crediting at the end of each month, or payroll cycle (as determined by the Committee), of participation an amount determined by dividing the total amount the Participant has elected to defer under Sections 3.2(b) and 3.3 with respect to base salary, plus any matching contributions based thereon under Section 3.3, by the number of months or payroll cycles, as applicable, remaining in the Plan Year at the time the Executive first defers Compensation. Any deferral of bonus payments and matching contributions thereon will be credited to such Participant's account at the end of the month in which the bonus is otherwise payable.

          (c) The amounts credited to a Participant's account in accordance with
Section 4.1(b) shall be deemed to be invested by the Committee in accordance with the Participant's election under Section 3.3(c). The Committee shall maintain written records of such deemed investments. Income, gains and losses on such deemed investments shall be credited to or charged against each Participant's account on each Valuation Date. The per-share fair market value of any Company Stock in which the Participant's account is deemed to be invested as of a Valuation Date shall be: (i) the mean of the highest and lowest reported sale prices for a share of Company Stock, on the principal exchange on which the Company Stock is then listed or admitted to trading, for such date, or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; (ii) if the Company Stock is not then listed or admitted to trading on a stock exchange, the mean of the closing representative bid and asked prices for the Company Stock on such date as reported by Nasdaq National Market (or any successor or similar quotation system regularly reporting the market value of the Company Stock in the over-the-counter market), or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; or (iii) in the event each of the methods

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provided for in clauses (i) and (ii) above shall not be practicable, the fair market value determined by such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of such date.

          (d) A Participant's account shall be reduced by any payments made to the Participant, or his or her beneficiary, estate or representative. The Company's obligation to make payments pursuant to the Plan to any Participant, his or her beneficiary, estate or representative shall be limited to the amount credited to such Participant's account as of the date of such payment. Neither the Plan nor any action taken pursuant thereto guarantees any fixed dollar amount of payments to the Participant, his or her beneficiary, estate or representative. The amount of payment under the Plan shall vary in accordance with the performance of the deemed investment of amounts deferred under the Plan in the investment fund or funds or other deemed investments selected by the Participant. The Company, the Committee, and the Board shall not be responsible for any decrease in value of any Participant's account due to such deemed investment.

          (e) With respect to any employee benefit or welfare plans sponsored by the Company under which the amount of any benefit is based on the rate of salary paid to an employee, a Participant's rate of salary for the purposes of such employee benefit or welfare plan shall include any amount of Compensation deferred under the Plan but shall exclude any matching contributions made under the Plan, unless such plan specifically provides otherwise with respect to such deferrals and/or matching contributions.

          4.2 Funding Prohibitions. All entries in a Participant's account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute funding of the Company's unsecured promise to pay any amounts hereunder. All payments to be made under the Plan shall be paid from the general funds of the Company. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company's unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company and such person shall have only the unfunded promise of the Company that such payments shall be made. In its sole discretion, the Company

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may authorize the creation of an irrevocable grantor trust or other arrangement to assist the Company in meeting its obligations under the Plan (the "Trust"). The existence of such trust or other arrangement shall be consistent with and not change the "unfunded" status of the Plan or the rights of Participants or their beneficiaries as otherwise set forth herein.

          4.3 Immediate Vesting. Each Participant's interest in his or her entire Plan account shall at all times be nonforfeitable.

                                    ARTICLE V

                                     Payment


          5.1 Payment of Account. Payment of amounts credited to a Participant's account shall be made in the manner and at the time or times specified herein. All payments shall be made by Company check or by other arrangements determined by the Committee.

          5.2 Commencement of Payment. Upon the occurrence of a Payment Event, the balance in the Participant's account shall be valued on the Valuation Date and paid to the Participant (or, in the case of death, to the Participant's beneficiary in accordance with Section 8.3 hereof), in accordance with Section
5.3 hereof, as soon as practicable, but not more than 40 days, following the Payment Event.

          5.3 Method of Payment. (a) For all Payment Events, the balance of a Participant's account shall be paid in one of the following methods, as elected by the Participant pursuant to Section 3.3(c):

          (1) a single lump sum; or

          (2) in two, but no more than ten, equal annual installments.

If paid in installments, a Participant's account shall continue to be credited in accordance with Section 4.1(c) hereof until the balance of such account is fully paid.

          (b) Any payment or distribution under the Plan to a Participant or his or her beneficiary shall be made in cash or, if elected by such Participant or beneficiary and approved by the Committee, in shares of Company Stock or any combination thereof.

          5.4 Financial Hardship. Notwithstanding any other provision of the Plan to the contrary, a Participant may withdraw an amount from his or her account in the event of

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"financial hardship." For purposes of the Plan, a financial hardship means a severe financial hardship to the Participant that is unforeseeable and beyond the control of the Participant and results from (a) a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, (b) a loss of the Participant's property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of what is not considered to be a financial hardship include the need to send a Participant's child to college or the desire to purchase a home. The existence of a financial hardship of a Participant shall be determined by the Committee in its discretion in accordance with the terms hereof, and the Committee shall have the right to require such Participant to submit such documentation as it deems appropriate for the purpose of determining that the Participant has incurred a financial hardship. A Participant may not make a withdrawal under this Section 5.4 to the extent that his or her hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or
(iii) by cessation of deferrals under the Plan. In any case, the amount withdrawn shall not exceed the amount reasonably needed to satisfy such financial hardship.

          5.5 Accelerated payment. Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, in its sole discretion, that the time of payment of a Participant's account under the Plan should be advanced because termination of such account is in the best interests of the Company, then the Committee may advance the time or times of payment (whether before or after a Payment Event) of such account.

                                   ARTICLE VI

                                 Administration


          6.1 Administration. The Plan shall be administered and operated by the Committee. The Committee shall have all powers necessary or appropriate to carry out the provisions of the Plan, including, without limitation, the power to delegate administrative matters to other persons, to interpret the Plan and to adopt guidelines for its administration. The Committee shall have the full power and authority to decide any questions and settle all

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controversies that may arise in connection with the Plan. The Committee's (or its delegee's) interpretations and construction of the Plan, and determinations and actions hereunder, made in the sole discretion of the Committee (or its delegee), including any valuation of a Participant's account under the Plan, any determination under Article VII hereof, the amount of the payment to be made under the Plan or as to any matter respecting the operation or administration of the Plan or the provisions of the Plan, shall be final, binding and conclusive on all persons, including Participants and their beneficiaries.

          6.2 Investment. Any investment of funds within the Trust shall be the sole responsibility of the Committee.

                                   ARTICLE VII

                                Claims Procedure


          7.1 Filing of Claim. Any claim for benefits under the Plan shall be filed in writing with the Committee, or any person or committee designated for such purpose by the Committee.

          7.2 Initial Decision. If the Committee (including, for all remaining provisions of this Article VII, any person or committee designated under Section
7.1 hereof) wholly or partially denies the claim, it shall, within a reasonable period of time after receipt of the claim, provide the claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the claimant: (a) the specific reason or reasons for such denial, (b) specific reference to the pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary and (d) an explanation of the Plan's claims review procedure.

          7.3 Opportunity for Review of Claim. The Committee shall provide each claimant with a reasonable opportunity to appeal a denial of a claim and an opportunity for a full and fair review of such denial. The claimant or his or her authorized representative: (i) may request a review upon written application to the Committee, (ii) may review pertinent documents and (iii) may submit issues and comments to the Committee in writing.

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          7.4 Timing of Request for Review. The Committee may establish such time limits within which a claimant may request review of a denied claim as are reasonable in relation to the nature of the benefit which is the subject of the claim and to other attendant circumstances but which, in no event, shall be less than sixty (60) days after receipt by the claimant of written notice of denial of his or her claim.

          7.5 Decision on Review. The decision by the Committee upon its review of a claim shall be made not later than sixty (60) days after receipt by the Committee of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of such request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific references to the pertinent Plan provisions on which the decision is based.

                                  ARTICLE VIII

                                  Miscellaneous


          8.1 Termination and Amendment of Plan. (a) The Company may at any time by action of the Board terminate the Plan. Upon termination of the Plan, no further deferrals will be permitted. The Company may at any time, with or without notice, terminate the matching contributions made pursuant to Section 3.3(a).

          (b) The Company may at any time amend the Plan in any respect, (i) in the case of amendments which have a material effect on the cost to the Company of maintaining the Plan, by action of the Board or, (ii) with respect to any other amendments, by action of the Committee.

          (c) Notwithstanding the foregoing provisions of this Section 8.1, (a) no amendment of the Plan shall adversely affect the rights of the Participants or their beneficiaries to any amounts credited or to be credited to the Participants' accounts, other than matching contributions, with respect to any Deferral Year which has commenced prior to the adoption of any such amendment and (b) no amendment or termination of the Plan shall adversely affect the previously accrued rights of Participants or their beneficiaries under the Plan or adversely affect the rights of Participants or their beneficiaries to any funds held in any Trust at the time of such

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amendment or termination, without the written consent of any such affected
Participant or beneficiary.

          8.2 Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person's affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person's estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to such person's spouse, child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company, the Committee and the Board.

          8.3 Beneficiary. Each Participant shall designate a beneficiary to whom any balance in his or her account under the Plan shall be payable on his or her death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant's estate. Each Participant may at any time change any beneficiary designation. A beneficiary designation, or change thereof, must be made in writing and delivered to the Committee or its delegate for such purposes. The interest of any beneficiary who dies before the Participant will terminate unless otherwise specified by the Participant.

          8.4 No Liability of Members. No member of the Committee, or the Board shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in his capacity as a member of the Committee, or the Board, or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or investment of any assets of any Trust may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

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          8.5 Successor Corporation. The obligations of the Company under the
Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

          8.6 No Alienation of Benefits. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey any interest in, or right to receive any payments under, the Plan, and any payments under the Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or their beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          8.7 No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon the Executive the right to continue in the employ of the Company as an Executive or in any other capacity.

          8.8 Nature of Plan. It is intended that the Plan shall constitute a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and, accordingly, not subject to Parts 2, 3 or 4 of Subtitle B of Title I of ERISA.

          8.9 Headings. The headings are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.

          8.10 Applicable Law. The Plan shall be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of law thereof, except to the extent pre-empted by applicable Federal law.

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          8.11 Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold Federal, state or local income taxes incurred by reason of payments or accruals pursuant to the Plan.


                                          OMI CORPORATION


Date:  October 29, 2001                   By  /s/ Craig H. Stevenson, Jr.
                                            ------------------------------------
                                                         President